Spectrum Brands, Inc. 3001 Deming Way Middleton, WI 53562 P.O. Box 620992 Middleton WI 53562 (608) 275-3340	Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact: Dave Prichard
608.278.6141

Spectrum Brands Holdings Board of Directors Authorizes New $300 Million
Common Stock Repurchase Program and Declares Quarterly Common Stock Dividend

Middleton, WI, July 28, 2015 -- Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, announced that its Board of Directors today authorized a new three-year, $300 million common stock repurchase program and declared a quarterly dividend of $0.33 per share on the Company's common stock.

The common stock repurchase authorization is effective immediately and replaces an existing two-year, $200 million common stock repurchase program scheduled to expire in August 2015. Purchases under the program may be made in the open market or in privately negotiated transactions from time to time at management's discretion.  The repurchase program may be suspended or discontinued at any time.

"The Board's action demonstrates strong confidence in the future earnings and free cash flow generation power of our Company," said David Maura, Chairman of the Board of Spectrum Brands Holdings.  "Authorization of a new repurchase program is a good way to return capital to our shareholders and an excellent use of future excess free cash flow."

The quarterly common stock dividend of $0.33 per share is payable on September 15, 2015 to stockholders of record as of the close of business on August 18, 2015.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders' hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Our market-leading, well-known and widely trusted brands include Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Russell Hobbs®, Black+ Decker®, Farberware®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Digest-eeze™, Healthy-Hide®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C/ PRO®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 160 countries. Based in Middleton, Wisconsin, Spectrum Brands Holdings generated net sales of approximately $4.43 billion in fiscal 2014. For more information, visit www.spectrumbrands.com.
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